Exhibit 10.2

TERM AND SECURITY DEPOSIT LOAN AGREEMENT

PART A

THIS TERM AND SECURITY DEPOSIT LOAN AGREEMENT (this “Agreement”) is made and entered into as of the 27 day of March, 2013 by and between HYCROFT RESOURCES & DEVELOPMENT, INC., a Nevada corporation located at 9790 Gateway Drive, Suite 200, Reno, Nevada 89521 (“Borrower”) and CATERPILLAR FINANCIAL SERVICES CORPORATION, a Delaware corporation located at 2120 West End Avenue, Nashville, Tennessee 37203-0001 (“Lender”).

WHEREAS, Borrower has requested Lender to establish a loan facility for Borrower in connection with the acquisition of the Equipment in the amount hereinafter provided; and

WHEREAS, Lender has agreed to establish a progress payment facility and to provide for a term loan refinancing commitment with respect to the progress payment loan, on the terms provided herein; and

WHEREAS, as a condition to extending the financing evidenced by this Agreement and the Note, Lender requires that Borrower enter into this Agreement and the other Transaction Documents, which Borrower agrees to do.

In consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, Borrower and Lender hereby agree that the Loan is subject to the terms and conditions stated in Part B, as supplemented and amended by the following:

Section 1.01 Defined Terms:
Applicable Security Deposit Margin	The Security Deposit Margin on August 30, 2012 was 4.55% (the “Initial Applicable Security Deposit Margin”). The Applicable Security Deposit Margin for any Advance shall be an amount equal to the Initial Applicable Security Deposit Margin, increased or decreased, by the amount of the Security Deposit Credit Spread Adjustment.

Closing Date	means the date that this Agreement is signed on behalf of Borrower and Lender which must be no later than March 31, 2013.

Commitment Fee	means 1.25% of the amount of any Advance drawing under the Security Deposit Loan or the Term Loan shall be due and payable at the time of the individual draws, provided however, if Borrower utilizes the Security Deposit Loan and converts it to the Term Loan, the Borrower will not have to pay an additional Commitment Fee on amounts previously drawn under the Security Deposit Loan at the time of conversion to the Term Loan. If the Borrower does not utilize the Term Loan for the entire amount invoiced by the

Seller (including applicable taxes), Borrower agrees to pay 1.25% of the amount invoiced by the Seller (including applicable taxes) less any Commitment Fee previously paid for such unit (“Partial Commitment Fee”). The difference between 1.25% of the amount invoiced by the Seller (including applicable taxes) and the Partial Commitment Fee shall be due and payable by Borrower within 30 days of invoicing by Lender, and Lender shall invoice within 30 days of the commissioning of each unit. For clarity sake, the maximum amount of Commitment Fees that the Borrower will be required to pay under both the Security Deposit Loan and the Term Loan, when added together, will be 1.25% of the amount invoiced by the Seller (including applicable Taxes).

Final Funding Deadline	means ninety (90) days after the Estimated Commissioning Date (as defined in the Purchase Agreement) for each item of Equipment After such date, Lender shall have no further obligation to make Advances hereunder for such item of Equipment regardless of the applicable Equipment’s stage of completion.

Guarantor	means Allied Nevada Gold Corp., a Delaware corporation.

Manufacturer	Caterpillar Global Mining LLC

Non-Conversion Fee	means a fee equal to three percent (3%) of the total outstanding Security Deposit Loan.

Purchase Agreement	means that certain Standard Equipment Purchase Agreement, dated December 5, 2011 by and between Borrower and Caterpillar Global Mining, LLC with respect to Security Deposit of the Equipment, together with the plans and specifications and any amendments thereto, as well as any other Purchase Agreement with respect to the Equipment between Caterpillar Global Mining, LLC and Borrower, which Purchase Agreement has been or will be assigned by Caterpillar Global Mining, LLC (as seller) to Cashman Equipment Co.

Section 2.08 Adjustments to Security Deposit Loan Variable Rate

For each Advance, the Security Deposit Loan Variable Rate:

(i) shall be set on the Advance Funding Date and shall continue until reset on the first day of the second Security Deposit Loan Interest Period for such Advance;

(ii) thereafter, the Security Deposit Loan Rate for such Advance shall be reset on a quarterly basis effective as of the first day which shall be a Quarter Date of each applicable Security Deposit Loan Interest Period; and

(iii) when the Security Deposit Loan Rate is reset, it shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Security Deposit Loan Variable Rate from the immediately preceding such Security Deposit Loan Interest Period with adjustments to be effective as of the opening of business on the first day of such Security Deposit Loan Interest Period.

Security Deposit Credit Spread Adjustment	The Security Deposit Spread Adjustment shall be an amount equal to the difference (either positive or negative) between (a) the Applicable Security Deposit Credit Spread on September 7, 2012 (0.3233%) and (b) the Applicable Security Deposit Spread on the date of an Advance.

Security Deposit Loan Interest Period

means a successive series of periods commencing on the first Advance Funding Date and continuing until the Conversion Date; and

(a) for the first Advance:

(i) the initial Security Deposit Loan Interest Period commences on the Advance Funding Date for such Advance and ends on the last day of the third calendar month following the month of the Advance Funding Date;

(ii) the second Security Deposit Loan Interest Period for the first Advance commences on the first day of the fourth month following the Advance Funding Date and ends on the last day of the sixth month following the month of the Advance Funding Date;

(iii) the third Security Deposit Loan Interest Period for the first Advance commences on the first day of the seventh month following the Advance Funding Date and ends on the last day of the ninth month following the month of the Advance Funding Date; and

(iv) the fourth Security Deposit Loan Interest Period for the first Advance commences on the first day of the tenth month following the Advance Funding Date and ends on the last day of the twelfth month following the month of the Advance Funding Date;

(the first days of those months which make up the fourth, seventh, tenth and thirteenth months following the month of the Advance Funding Date for the first Advance are each referred to as a “Quarter Date” throughout the term of the Security Deposit Loan); and thereafter each Security Deposit Loan Interest Period for the first Advance is a successive series of three calendar months each commencing on the first Quarter Date following the previous Security Deposit Loan interest Period and continuing until the Conversion Date.

(b) For the second and each subsequent Advance (if any), the initial Security Deposit Loan Interest Period commences on the Advance Funding Date for such Advance and ends on the last day of the calendar month prior to:

(i) the first Quarter Date following the Advance Funding Date, provided, however that a minimum of thirty (30) days shall have elapsed between the Advance Funding Date and the first Quarter Date; or

(ii) the second Quarter Date following the Advance Funding Date, if there are fewer than thirty (30) days between the Advance Funding Date and the first Quarter Date following the Advance Funding Date;

and thereafter, for each Advance, each subsequent Security Deposit Loan Interest Period is a successive series of three calendar months each commencing on the first Quarter Date following the initial Security Deposit Loan Interest Period and continuing until the Conversion Date.

Security Deposit Loan Limit	means the lesser of the following: (i) Sixty Million Dollars ($60,000,000) or (ii) Seventy five percent (75%) of the Total Equipment Cost.

Security Deposit Loan Rate	means the per annum rate equal to the Security Deposit Loan Variable Rate plus the Applicable Security Deposit Margin.

Security Deposit Loan Variable Rate	means the rate offered for deposits in Dollars for a term of three (3) months as published by the British Banking Association and reported by Reuters (Screen LIBO Page) (or, in the absence of the availability of Reuters (Screen LIBO Page) such other comparable rate as reasonably determined by Lender and so advised to Borrower) as of 11:00 a.m., London time on the day that is two London Banking Days preceding the first London Banking Day of the applicable Term Loan Interest Period. “London Banking Day” means all days on which banks are required to be open for business in London, England.

Seller	Caterpillar Global Mining LLC until after assignment of the Purchase Agreement to Cashman Equipment Co.; then, Cashman Equipment Co.

Term Loan Interest Period	means a successive series of periods commencing on the Conversion Date and continuing until the payment in full of the Term Loan. The initial Term Loan Interest Period shall begin on the Conversion Date and shall end on the last day of the first calendar month following the month of the

Conversion Date; and thereafter, each successive Term Loan Interest Period shall be a period of one calendar month following the immediately preceding Term Loan Interest Period. If a Term Loan Interest Period would otherwise end on a day which is not a Business Day, it shall be extended to the next Business Day.

Term Loan Limit	means an amount up to Ninety Million Dollars ($90,000,000).

Term Loan Rate	means the Base Rate plus the Applicable Term Margin.

PART B

Terms and Conditions

ARTICLE I

Definitions

Section 1.01. Defined Terms. When used herein, the following terms shall have the following meanings and include the plural as well as the singular:

“Action” is defined in Section 8.12.

“Advances” means advances of money made or to be made to Borrower or on Borrower’s behalf on a multiple advance basis subject to the terms and conditions of this Agreement; each, an “Advance”.

“Advance Limit” means, with respect to any Advance, the maximum Dollar amount funded for such Advance, as set forth in the approved Advance Schedule for the Equipment and the Purchase Agreement.

“Advance Funding Date” means, with respect to any Advance, the date of funding.

“Advance Schedule” means the list of the Advances required under the Purchase Agreement together with the detailed disbursement schedule of the estimated amount and time of disbursements of each Advance, including a breakdown of the payments due in connection with each Advance and itemization of the Advance Limits, as may be agreed upon from time to time by Borrower and Lender.

“Agreement” means this Term and Security Deposit Loan Agreement comprised of Parts A - H, each as amended, supplemented and modified from time to time in accordance with the terms hereof, together with all exhibits and schedules attached or to be attached to this Agreement from time to time.

“Applicable Law” means all laws, rules and regulations applicable to the Person, conduct, transaction, representation, warranty, covenant, instrument, document or agreement in question, including all applicable common law and equitable principles, state, and federal constitutions, statutes, rules, regulations, and orders of governmental bodies and all judicial orders, judgments and decrees.

“Applicable Security Deposit Credit Spread” periodically during the term of the Security Deposit Loan, Lender shall calculate the Three Year Credit Spread that will be used to determine the Applicable Security Deposit Margin for any Advance (such Three Year Credit Spread being the Applicable Security Deposit Spread). Lender shall calculate the Applicable Security Deposit Credit Spread by obtaining indicative pricing from one or more financial institutions or from such other source of indicative pricing as Lender shall reasonably determine, in accordance with Section 2.11 hereof.

“Applicable Security Deposit Margin” means (i) as of August 30, 2012, an interest rate of four and 55/100ths percent (4.55%) (the “Initial Applicable Security Deposit Margin”); and (ii) on

each date calculated for any Advance, an interest rate equal to the Initial Applicable Security Deposit margin, increased or decreased, by the amount of the Security Deposit Credit Spread Adjustment.

“Applicable Term Margin” means three hundred fifty (350) basis points.

“Assignment of Purchase Agreement” means the assignment of the Purchase Agreement from Caterpillar Global Mining, LLC to Cashman Equipment Co.

“Attorneys’ Fees” means any and all reasonable attorneys’ fees incurred by Lender (whether by Lender’s use of in-house counsel or otherwise) related to, arising out of, or in any way connected with any defense of any Action or Lender’s enforcement of its rights and interest with respect to the Project, this Agreement, any of the other Transaction Documents or any other instrument, document, or agreement executed in connection with or contemplated by any of the foregoing (which shall include reasonable attorneys’ fees incurred by Lender to collect sums due, during any work-out, with respect to settlement negotiations, to enforce any of its rights, or to defend Lender and which, in any bankruptcy proceeding, shall include any attorneys’ fees incurred in connection with any motion for relief from the automatic stay and any motion to assume or reject any Agreement, it being the intention of the parties that any and all attorneys’ fees incurred by Lender in connection with any bankruptcy proceeding shall constitute “actual pecuniary losses” under §365 of the Bankruptcy Code and that Borrower shall be responsible for indemnifying Lender with respect to such fees).

“Base Rate” means the 7yr H15 Swap Rate, which was 1.29% as of September 6, 2012.

“Borrower” has the meaning ascribed thereto in the preamble of this Agreement.

“Borrowing Costs” means, as of the date of calculation, the interest rate Lender estimates it paid to borrow funds used to fund financing transactions. For purposes of clarification, Borrowing Costs may represent a blended rate of interest representing the interest rates payable under a variety of funding options.

“Business Day” means any day other than a Saturday, Sunday, or other day on which the Lender is not open for the normal conduct of business.

“Collateral” means and includes individually, collectively, interchangeably and without limitation all property and assets, whether now existing or hereafter acquired or arising, granted as collateral security for the Obligations (including the collateral described in the Pledge Agreement and the collateral pledged under any Loan Documents), whether granted pursuant to this Agreement, any other Transaction Document or under any other instrument, agreement or document, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, deed of trust, collateral mortgage, assignment, pledge, chattel mortgage, lien, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

“Consent and Agreement” means that certain Consent and Agreement between Seller and Lender whereby Seller acknowledges and agrees that the Purchase Agreement has been collaterally assigned by Borrower to Lender.

“Conversion Date” means the earliest of: (i) the date as determined by Lender on which all conditions to the conversion of the Security Deposit Loan to the Term Loan have been satisfied as provided in this Agreement; (ii) the date of the funding of the final Security Deposit Loan Advance for the Equipment; (iii) the date that is three (3) months following the scheduled delivery date for the Equipment under the Purchase Agreement; (iv) the date of completion of the Project as specified in the Purchase Agreement; or (v) the Final Funding Deadline.

“Default” means any occurrence, act or failure to act, which either constitutes an Event of Default or, with the giving of notice, or the passage of time, or both, may give rise if not timely cured to an Event of Default.

“Default Rate” means the per annum rate equal to 5 percent (5%).

“Distributions” means in respect of any Person: (i) the payment of any dividends or other distributions on capital stock or equity interests of the Person (except distributions in such stock or equity interests) and (ii) the redemption or acquisition by a Person of its stock or other equity interests unless made contemporaneously from the net proceeds of the sale of its equity interests.

“Dollars” and the sign “$” means lawful money of the United States of America.

“Downpayment” means a minimum of Twenty-Five percent (25%) of the Total Equipment Cost (less sales tax) associated with each individual unit.

“Drawdown Notice” means a certification and request for advance and pay proceeds letter substantially in the form set out in Part C.

“Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from, in part or in whole, (a) the presence, or release into the environment, of any Hazardous Materials at any location, whether or not owned or operated by Borrower, or (b) circumstances forming the basis of any violation, or alleged violation, of the Environmental Laws.

“Environmental Laws” means, collectively, any and all applicable local, regional, county, state, federal, national or international law, statute, treaty, directive, decision, judgment, regulation, order, ordinance permit or similar policy or common law requirement which relate to the protection of human health or the environment relating to the use, refinement, recycling, handling, treatment, storage, disposal, emissions, discharges, releases or threatened releases of Hazardous Materials (including the clean-up of Hazardous Materials in soil, sub-surface strata, surface water or ground water), including the Federal Solid Waste Act as amended by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901, et seq., and the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §7401, et seq., as the same may be amended or modified until the date of closing.

“Environmental Losses” means any liabilities, damages, penalties, costs, expenses and losses (including amounts incurred for remedial action, expenses, technical or legal support), whether vested or unvested, fixed or unfixed, actual or potential, and whether with regard to a

Governmental Authority or to a private party, which arise out of the release or disposal of Hazardous Materials into the environment to the extent such release is caused directly or indirectly by, or otherwise related to, the Project or the transactions contemplated by this Agreement and the other Transaction Documents, whether for actions occurring before or after the date hereof, including: (a) the investigation, removal, cleanup, containment or remediation of Hazardous Materials; (b) personal injury, wrongful death or property damage claims; (c) claims for natural resource damages; (d) violation of Environmental Laws; or (e) any Environmental Claim.

“Equipment” means three (3) Caterpillar Shovels as described with particularity in the Purchase Agreement.

“Event of Default” has the meaning set forth in Section 7.01.

“Generally Accented Accounting Principles” or “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination. Unless waived by Lender such principles shall be followed in the preparation of all financial statements provided to Lender in accordance with the terms of this Agreement or any other Transaction Document.

“Governmental Authority” means any international or national governmental body, any state, provincial, regional, local, municipal or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranty Agreement” means the guaranty executed pursuant to this Agreement under which the Guarantor agrees to guarantee payment of all of the Obligations, together with any amendments thereto and replacements and substitutions therefore.

“Hazardous Materials” means any and all hazardous materials, toxic substances, radioactive substances, hazardous wastes, special wastes, controlled wastes, oils, petroleum and petroleum products, hazardous chemicals, asbestos, polychlorinated biphenyls (PCBs), air pollutants, hazardous air pollutants and any other materials which may be harmful to human health or the environment and which are now or at any time during the term of this Agreement regulated or controlled under Environmental Laws in any of the jurisdictions in which Borrower has operated or is operating.

“Indebtedness” means all items of indebtedness which, in accordance with GAAP, would be deemed indebtedness for borrowed money of a Person as of the date as of which such indebtedness is to be determined, and shall also include all indebtedness for borrowed money of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable, whether by reason of any agreement to acquire such indebtedness, to supply or advance sums, or otherwise.

“Insurance Policy” means all insurance policies and contracts of insurance taken out in respect of the Equipment by or on behalf of Borrower.

“Interest Period” means the Security Deposit Loan Interest Period or, as the context may require, the Term Loan Interest Period.

“Interest Rate” means the Security Deposit Loan Rate or, as the context may require, the Term Loan Rate.

“Lender” has the meaning ascribed thereto in the preamble of this Agreement.

“Lender’s Bank Account” means Lender’s bank account with JP Morgan Chase Bank, New York, NY 10041, USA, Account Name: Caterpillar Financial - Cat Mining Americas, Account Number: 304658154 (ABA Code 021-000-021) or any other bank account provided to Borrower in writing by Lender in connection with this transaction.

“Lender’s Lien” means the first priority security interest on the Equipment granted by Borrower in favor of the Lender to secure the Obligations.

“Lien” means any Lender’s Lien, charge, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangements, encumbrance, mortgage, lien (statutory or other), privilege, or preference, priority, or other security agreement or preferential arrangement, or encumbrance of any kind or nature whatsoever, and the filing of any document under the law of any jurisdiction to evidence or give effect to any of the foregoing.

“Loan” means the Security Deposit Loan extended pursuant to this Agreement and any Term Loan extended by Lender to Borrower in connection with the refinancing of the Security Deposit Loan.

“Market Disruption Event” means either (i) any event development or circumstance (including any change in the financial markets) that in Lender’s reasonable judgment causes or results in Lender being unable to obtain funds at the Borrowing Costs it assumed when calculating the interest rate, or (ii) Lender is unable to determine with reasonable certainty the interest rate pursuant to the methodology set forth in the Transaction Documents.

“Material Adverse Event” means, with respect to any Person, any change, condition, event, occurrence or circumstance which could reasonably be expected to have a material adverse effect on (i) the business, property, condition (financial or otherwise) or results of operations of such Person; (ii) the ability of such Person to fully and timely pay all amounts due from, and perform all Obligations owed by, such Person under the Transaction Documents to which it is a party; (iii) Lender’s Lien or rights under the Security Documents; or (iv) the validity or enforceability of any of the Transaction Documents.

“Note” means the Security Deposit Note, the Term Note and any other promissory note, instrument or similar document that Borrower executes in connection with this Agreement and which evidences Borrower’s promise to pay Indebtedness owed by Borrower to Lender in connection with the transactions contemplated by this Agreement together with interest at the rate set forth therein (with all modifications and amendments thereto). “Notes” shall collectively mean all such Notes.

“Obligations” means individually, collectively and interchangeably, all Indebtedness, duties, liabilities and obligations of Borrower to Lender of any class or nature, whether arising under or in connection with this Agreement and/or the other Transaction Documents, whether now existing or hereafter incurred, direct or indirect, absolute or contingent, secured or unsecured, matured or unmatured, joint or several, whether for rent, principal, interest, fees, expenses, lease obligations, indemnities or otherwise, including future advances of any sort, all future advances made by Lender for Taxes, insurance and/or repairs to or maintenance of the Collateral, the unpaid principal amount of, and accrued interest on, the Advances hereunder, and any expenses of collection or protection of Borrower’s rights, including Attorneys’ Fees and other charges chargeable to Borrower under any Transaction Document.

“Permitted Liens” means (i) Liens granted in favor of Lender or Seller, (ii) mandatory Liens arising by operation of law in the ordinary course of Borrower’s business and (iii) Liens specifically permitted under the Security Documents.

“Person” means an individual, partnership, limited liability company, corporation, trust or unincorporated organization, and a government (whether national, federal, state, county, municipal or otherwise) or agency or political subdivision thereof.

“Project” means the acquisition of the Equipment as contemplated by the Purchase Agreement, including without limitation, all work necessary to make the Equipment usable and complete for the intended purposes. The Project includes all work contemplated in the Purchase Agreement.

“Related Equipment” means all equipment, machinery, engines, tools, gears, fittings and spare and replacement parts and all other appurtenances thereto appertaining or belonging, whether now owned or hereafter acquired, which is located on the Equipment or obtained by Borrower for installation on the Equipment including all materials provided by the Seller and suppliers of the Seller, wherein the removal of such goods would result in material damage to the Equipment.

“Security Agreement” means the Pledge and Security Agreement executed by Borrower and Lender with regard to the Collateral.

“Security Deposit” means those payments made by Borrower to Seller pursuant to the Purchase Agreement.

“Security Deposit Loan” means the Security Deposit loan facility provided under this Agreement.

“Security Deposit Loan Note” means the promissory note executed to evidence the Security Deposit Loan.

“Security Documents” means individually, collectively, interchangeably and without limitation any agreements, promises, covenants, arrangements, understandings or other agreements, including all UCC financing statements, the Security Agreement, and the Assignment of Purchase Agreement, whether created by law, contract, or otherwise, evidencing, governing, representing, perfecting or creating a Security Interest, or otherwise securing payment of the Obligations, as the same may be amended, renewed, replaced, refinanced, consolidated or substituted from time to time.

“Security Interest” means individually, collectively, interchangeably and without limitation any and all present and future mortgages, deeds of trust, pledges, hypothecations, assignments, security interests, Liens and other encumbrances directly or indirectly securing the repayment of the Obligations, whether created by law, contract, or otherwise.

“Solvent” means, as to any Person, such Person: (i) is able to pay its debts when they fall due in the normal course of its business; and (ii) the value of that Person’s assets is greater than the value of its liabilities including contingent liabilities.

“Taxes” means any and all present or future sales, use, personal property, excise, gross receipts, income, franchise, stamp or other taxes, levies, imposts, duties, fees, assessments, deductions, withholdings, turnover taxes, value added taxes or other charges of whatsoever nature (excluding taxes measured by Lender’s net income by the United States or any state thereof) that may now or hereafter be imposed or asserted by any foreign, state or local governmental body, agency, jurisdiction or any political subdivision thereof or any taxing authority therein and all interest, penalties, fine, additions or similar liabilities with respect thereto.

“Term Loan” means any term loan extended in connection with the refinancing and extension of the maturity of the Security Deposit Loan, as provided in this Agreement.

“Term Loan Note” means the promissory note executed in connection with the Term Loan and substantially in the form attached at Part F.

“Term Loan Rate” means the per annum rate equal to the seven (7) year weekly U.S. Dollar Interest Rate Swap (as published in the Federal Reserve Statistical Release H.15[519] http://www.federalreserve.gov/releases/H15 ) plus three and one half percent (3.50%). The Term Loan Rate as of September 6, 2012 was 4.79%.

“Termination Costs” means all costs, losses, premiums or penalties incurred by Lender as a result of receiving any prepayment of all or any part of the Loan, or any other payment under or in relation to the Security Documents on a day other than the due date for payment of the sum in question, and includes (without limitation) any losses or costs incurred in liquidating or re- employing deposits from third parties acquired to effect or maintain the Loan, and any liabilities expenses or losses incurred by Lender in terminating or reversing, or otherwise in connection with, any interest rate and/or currency swap, transaction or arrangement entered into by Lender to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement.

“Total Equipment Cost” means Eighty Million Three Hundred Sixteen Thousand Seventy Two Dollars ($80,316,072), plus applicable sales taxes, as such amount may be adjusted as provided in the Purchase Agreement.

“Transaction Documents” means this Agreement, the Notes, the Guaranty Agreement, the Purchase Agreement, the Security Documents, and all other documents and agreements executed in connection herewith, and all related documents, schedules and attachments.

Section 1.02. All accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP (as defined herein), as the same may be amended.

ARTICLE II

Security Deposit Loan, Note, Terms and Payments.

Section 2.01. Security Deposit Loan. Subject to compliance with the terms of this Agreement, Lender shall make available to Borrower the Security Deposit Loan up to the Security Deposit Loan Limit (subject to Lender’s right at its sole option and discretion to extend additional protective Advances as herein provided, which may result in total Advances in excess of the Loan limits), on the terms and conditions set forth herein. Borrower shall use the proceeds of the Loan solely for the payment of the amounts due to Seller under the Purchase Agreement; or in reimbursement to Borrower in connection with its payment of such amounts to such Seller, supplier, contractor or vendors to the extent that such amount is included in the Advance Schedule.

Section 2.02. Security Deposit Note. In consideration of any and all Advances made by Lender hereunder, Borrower agrees to pay to Lender, in accordance with the terms of the Security Deposit Note, the amount of the Advances together with interest and other amounts due thereunder. All interest shall be computed on the basis of actual days elapsed and a year of three hundred sixty (360) days. Interest shall accrue on each Advance at a floating rate which shall be equal to the sum of the Security Deposit Loan Variable Rate plus the Applicable Security Deposit Loan Margin, in each case calculated by Lender not more than seven (7) Business Days prior to the date of such Advance. Once set for a particular Advance, the Applicable Security Deposit Loan Margin shall remain fixed for such Advance during the entire term of the Security Deposit Note unless adjusted by Lender due to a Market Disruption Event as set forth in Section 2.09.

Section 2.03. Term. This Agreement shall remain in effect so long as any sums are owing or any Obligations remain to be performed by Borrower to or for the benefit of Lender under the Transaction Documents. Lender’s commitment to make Advances under this Agreement shall terminate upon the earlier of (a) the Final Funding Deadline; or (b) the date upon which Lender or Borrower terminates this Agreement pursuant to any term of this Agreement No termination (whether by default or the passage of time) shall affect or impair the rights, powers, or privileges of Lender or the Obligations of Borrower relating to (i) any transaction or event occurring prior to the effective date of such termination or (ii)any of the undertakings, agreements, covenants, indemnifications, warranties, or representations of Borrower contained in the Transaction Documents. All such undertakings, agreements, covenants, indemnities, warranties, and representations of Borrower shall survive such termination.

Section 2.04. Payments. Except as Lender may otherwise direct in writing, Borrower agrees to make all payments due under this Agreement, directly to Lender by wire transfer (net of charges) to Lender’s Bank Account or such other place as Lender may designate. Payments shall be deemed received upon the clearance of good funds deposited to Lender’s account in accordance with the foregoing instructions. All payments shall be made not later than 12:00 Noon Pacific time on the due date thereof without any deduction or offset whatsoever. Borrower shall reference the applicable invoice number with each payment Whenever any payment to be made under this Agreement shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall, in such case, be included in the computation of interest and not included in subsequent payments. Lender shall submit invoices to Borrower, but failure to do so shall in no way modify or limit Borrower’s payment obligations.

Section 2.05. Disbursement of Security Deposit Loan Proceeds. Advances under the Security Deposit Loan shall be disbursed either directly to Borrower, to the joint order of Borrower and the applicable Seller, other contractor, supplier, professional or other third party, or directly to Seller, other contractor, supplier, professional or other third party, including Caterpillar® dealers as shall be set forth in the Certification and Request for Advance. If Borrower wishes for Advances to be paid by wire transfer, it shall provide wire transfer instructions as part of its certification and request for disbursement Borrower appoints Lender as its attorney-in-fact to make any direct third party payments in accordance with the foregoing authority.

Nothing herein shall limit Borrower’s obligations to fully repay all Obligations due to Lender, including interest thereon, or limit the right of Lender, upon notice to Borrower, to make advances when an Event of Default has occurred and is continuing in such amounts and for such purposes as shall be reasonably necessary to protect and preserve its interest in the Collateral.

Section 2.06. Late Payment. Should Borrower fail to pay any installment of principal or interest amount (as described above), or any other obligation as such becomes due hereunder, Borrower shall pay a late fee of five percent (5%) of the past due payment.

Section 2.07. Non-Revolving Nature of Loan. The Security Deposit Loan extended hereunder is a non-revolving loan with respect to each item of Equipment, and Borrower shall not be entitled to reborrow with respect to any item of Equipment any amounts that have been repaid by Borrower in connection with the Security Deposit Loan.

Section 2.08. Adjustments to Security Deposit Loan Variable Rate. During the Security Deposit Loan, the Security Deposit Loan Variable Rate shall be set on the basis stated in Part A of this Agreement and shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Security Deposit Loan Variable Rate from the immediately preceding Security Deposit Loan Interest Period with adjustments to be effective as of the opening of business on the first day of such Security Deposit Loan Interest Period.

Section 2.09. Market Disruption. From the occurrence of and during the continuation of a Market Disruption Event, the rate of interest payable under the Security Deposit Loan shall be the interest rate equal to the sum of (i) the Applicable Security Deposit Margin plus (ii) the interest rate determined by Lender in good faith to be that rate which Lender estimates to be its Borrowing Costs for the Security Deposit Loan, from whatever source(s) it may reasonably select in order to approximate, as close as reasonably possible, the applicable interest rate hereunder. Should a Market Disruption Event occur, the Market Disruption Provision shall be applied by Lender to substantially all customers of Lender with similar loan terms and repayment structures. Lender shall immediately notify Borrower of the occurrence of any Market Disruption and shall provide to Borrower a certificate setting forth its assumptions and calculations of how the rate of interest is so determined during such Market Disruption. Upon the termination of any Market Disruption, Lender shall so notify Borrower and the interest rate hereunder shall be determined as otherwise provided herein.

Section 2.10. Payment “Net set-off and Taxes”. Borrower agrees to pay all amounts owing under this Agreement without any set-off or counterclaim whatsoever, free and clear of and without deduction for any present or future Taxes, and agrees (a) that if it is required by operation of law to deduct any Taxes, then the amount required to be paid under this Agreement shall be increased by the amount necessary to yield to Lender the amount it would have received if no deductions had been made and without taking into account any tax benefits accruing to Lender from such payment; (b) to indemnify Lender for any liabilities with respect to any Taxes (whether or not properly or legally asserted); and (c) to provide Lender with the original or a certified copy of evidence of the payment of any Taxes by Borrower, as Lender may reasonably request, or, if no Taxes have been paid to provide to Lender, at Lender’s request, with a certificate from the appropriate taxing authority or an opinion of its internal counsel stating that no Taxes are payable.

Section 2.11. Determining the Applicable Security Deposit Credit Spread. The financial institutions that act as agents for Lender’s United States Medium Term Note program shall be deemed acceptable sources for all indicative pricing quotations used in determining the Applicable Security Deposit Spread. Notwithstanding the foregoing, Lender shall utilize only such indicative pricing quotations that Lender in its reasonable discretion deems to be consistent with then-applicable market conditions. Lender will occasionally combine actual debt issuance credit spreads with a representative indicative pricing quotation to determine the Applicable Security Deposit Spread. Upon written request, Lender shall from time to time provide Borrower with the Applicable Security Deposit Spread and the basis for its determination thereof.

Section 2.12. Currency of Payments. All payments under the Transaction Documents, shall be solely and exclusively in Dollars to Bank Account.

Section 2.13. Obligations Unconditional. The Obligations under the Transaction Documents (excluding the Purchase Agreement) are absolute and unconditional irrespective of any setoff, counterclaim or defense to payment which Borrower may have against Lender or any other Person (other than any defense that the Obligations have been paid in full), including without limitation, any claims related to the product quantity or quality.

ARTICLE III

Conditions of Advances

Section 3.01. Conditions Precedent to Advances. Lender’s agreement to make the initial Advance and each subsequent Advance on the Security Deposit Loan and to convert the Security Deposit Loan to the Term Loan, shall be subject to the fulfillment to Lender’s satisfaction of all of the following conditions as well as the additional conditions set forth in this Agreement and the Transaction Documents or any additional conditions set forth in this Agreement and the Transaction Documents:

(a)	Transaction Documents. Borrower and Guarantor shall have duly executed and delivered to Lender Transaction Documents to which Borrower or Guarantor is a party, and shall have provided all corporate resolutions required to properly evidence valid, legal and binding obligations of Borrower and Guarantor in accordance with the terms of the Transaction Documents. Borrower shall also have executed and delivered the Security Documents, and any notices and acknowledgements required under them, sufficient to cause Lender to hold a properly perfected first priority security interest in the Collateral;

(b)	Organizational Documents. Lender shall have received copies of Borrower’s and Guarantor’s Articles of Incorporation and Bylaws including evidence of current good standing by the Borrower in Nevada and the Guarantor in Delaware, which in the case of documents recorded with an appropriate authority, are duly certified by that authority;

(c)	Evidence of Insurance. Lender shall have received appropriate evidence of all insurance required under Section 5.02.

(d)	Payment of Fees and Expenses. Borrower shall have paid to Lender all fees and expenses specified in this Agreement including, but not limited to, the Commitment Fee, as and when due and payable to Lender;

(e)	Downpayment. Prior to Lender’s initial Advance in connection with any specific unit, Borrower shall have provided to Lender appropriate evidence that Borrower has paid a deposit to Seller in an amount equal to or greater than the Downpayment associated with such unit.

(f)	Plans, Specifications, and Permits. If requested, Lender shall have received from Seller (which Seller is hereby authorized to provide to Lender), an approved and accurate and complete set of plans and specifications for the Equipment;

(g)	Purchase Agreement. If requested, Lender shall have received from Seller (which Seller is hereby authorized to provide to Lender), an executed copy of the Purchase Agreement for the Equipment (including any amendments thereto required by Lender), together with any copies of any other Purchase Agreements for the Equipment;

(h)	Assignment of Purchase Agreement. The Purchase Agreement shall have been assigned by Caterpillar Global Mining, LLC to Cashman Equiment Co., as evidenced by the Assignment of Purchase Agreement;

(i)	Collateral Assignment. Seller shall have executed that certain Consent and Agreement, acknowledging that the Purchase Agreement has been collaterally assigned by Borrower to Lender;

(j)	Advance Schedule. Lender shall have approved the Advance Schedule which shall include an estimated amount and time of disbursements of each Advance, a breakdown of the payments due, or to be reimbursed, in connection with each Advance and itemization of the Advance Limits for the Purchase Agreement related to the Equipment, which Advance Schedule may be revised from time to time by the Lender and Borrower. Each Advance requested shall be in accordance with the provisions of the Advance Schedule;

(k)	Advance Funding. The maximum amount of any Advance that may be requested in connection with any respective Advance shall be the Advance Limit, as set forth in the Advance Schedule;

(l)	No Defaults. No Default shall have occurred and be continuing;

(m)	No Material Adverse Event. No Material Adverse Event shall have occurred and be continuing;

(n)	Financial Information. Guarantor shall have provided Lender, or if available, shall have filed on SEDAR or EDGAR, the latest available consolidated financial reports for Guarantor; and

(o)	Other Requirements. Lender shall have received such other documents, instruments and agreements as Lender shall reasonably request in connection with the foregoing matters.

Section 3.02. Disbursement of Loan Proceeds. Prior to disbursing any Advance under this Agreement, Lender shall receive from Borrower a Drawdown Notice signed by Borrower substantially in the form of Part C specifying (i) the proposed date of the Advance and (ii) the amount of the Advance, executed by a representative of Borrower duly authorized to request the disbursement under this Agreement and supported by such evidence as Lender shall require in Article III. The maximum amount of any Advance that may be requested in connection with any respective Advance shall be the Advance Limit, as set forth in the Advance Schedule. The Drawdown Notice shall be delivered to the office of Lender at least three (3) Business Days in advance of the requested disbursement date. Borrower shall apply only for disbursement in accordance with the Advance Schedule or for reimbursement of Purchase Agreement amounts previously paid by Borrower. The Drawdown Notice shall be deemed a certification of Borrower that, as of the date of such application, all representations and warranties contained in this Agreement are true and correct as of such date (or, as of the date specifically identified, in the case of representations specifically made as of a particular date), and that Borrower is in compliance with all of the provisions hereof.

Section 3.03. Final Payment to Seller. Upon completion of the Equipment, and the fulfillment of the Purchase Agreement to the satisfaction of Lender, and provided that all conditions precedent are met and that the Security Deposit Loan Limit and Advance Limit limitations are not exceeded, Lender shall make an Advance to cover the final payment due to the applicable Seller upon Lender receiving or verifying all of the following:

(a)	Borrower’s continued compliance with all requirements under Section 3.01;

(b)	evidence satisfactory to Lender that all work with respect to the Equipment requiring inspection by any applicable governmental authority, if any, has been duly inspected and approved by such authority, and that all parties performing work have been paid, or will be paid, for such work, including receipt of appropriate certification from Borrower and Seller substantially in the form attached at Part G;

(c)	acceptance of the completed Equipment by Borrower and that the conditions to the final Advance has been satisfied, as reflected in appropriate certification from Borrower and Seller substantially in the form attached at Part G;

(d)	evidence from the Seller that upon final payment to Seller under the Purchase Agreement, Borrower will receive a final bill of sale or such other documents as are needed to operate the Equipment in the United States;

(e)	Borrower shall have provided a certificate of insurance evidencing all insurance coverages required under Section 5.02;

(f)	evidence satisfactory to Lender that all licenses, if any, have been obtained by Borrower and are in full force and effect to operate the Equipment according to its intended use, and that all appropriate certifications specified in the have been obtained; and

(g)	evidence that the Equipment is free and clear of all Liens and encumbrances (other than Permitted Liens), including executed acknowledgments of payments of all sums due and releases of laborer’s, mechanic’s and materialmen’s Liens, satisfactory to Lender, from any party having lien rights, which acknowledgments of payment and releases of Liens shall cover all work, labor, equipment, materials, supplied, performed, or furnished in relation to the Equipment.

Section 3.04. Conditions to Conversion. Lender’s agreement to convert the Security Deposit Loan to the Term Loan is conditioned upon the successful funding of the final Advance under the Security Deposit Loan pursuant to Section 3.03 on or before the applicable Final Funding Deadline, and upon Borrower’s satisfaction of the following conditions:

(a)	Borrower’s continued compliance with all conditions and requirements under Sections 3.01 and 3.03;

(b)	Borrower shall deliver to Lender on the Conversion Date the Term Loan Note with respect to the Term Loan; and

(c)	Borrower shall have paid to Lender all accrued but unpaid interest under the Security Deposit Loan.

Upon the fulfillment of the conditions to the making of the Term Loan, Lender, on the Conversion Date, shall convert the Security Deposit Loan to a Term Loan in an amount not to exceed the Term Loan Limit, which loan shall bear interest at the Term Loan Rate and be payable on the terms herein provided. The proceeds of the Term Loan shall be used exclusively to refinance the Security Deposit Loan or to repay the Borrower for any security deposit payment the Borrower has paid directly to the Seller. The Term Loan will be evidenced by the Term Loan Note and shall be for a term commencing on the Conversion Date

Section 3.05. [Intentionally Omitted].

Section 3.06. Non-Conversion Fee. Borrower will pay to Lender a fee equal to three percent (3%) of the then outstanding balance of the Security Deposit Loan Note if either of the following occur: (a) Borrower is unable to satisfy the conditions to convert its Security Deposit Loan into a Term Loan with Lender, or (b) Borrower elects not to convert its Security Deposit Loan into a Term Loan, due to its obtaining financing from another lender or an equity source.

ARTICLE IV

Representations and Warranties

Borrower, with the knowledge that Lender is relying thereon in executing this Agreement and making the Loan, represents and warrants the following to Lender as of the date hereof, as of the date of each Advance and the date of the making of the Term Loan (provided that a representation or warranty that is made as of a specific date shall be deemed made or deemed made as of such date):

Section 4.01. Financial Condition. Guarantor has furnished or made available various financial statements to Lender. Such financial statements fairly present the financial condition of such Person on the dates thereof and the results of its operations for the periods then ended, and were prepared in accordance with GAAP. There are no liabilities, fixed or contingent, which are material and are not reflected in such financial statements or the notes thereto, other than liabilities arising in the ordinary course of business.

Section 4.02. Adverse Change. There has been no material adverse change in the business, assets, liabilities, business prospects, properties or condition (financial or otherwise) of Borrower since the date of the most recent financial statement referred to in Section 5.01, or in the Guarantor since the date of the Guarantor’s most recent financial statement furnished or made available to Lender.

Section 4.03. Solvent Financial Condition. Borrower and Guarantor are now, and after giving effect to the Loan to be made under this Agreement, will at all times be Solvent.

Section 4.04. Outstanding Judgments. Borrower and Guarantor have satisfied all judgments other than judgments which are being appealed by appropriate proceedings and the enforcement thereof has been stayed, and neither Borrower nor Guarantor are in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, of federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign, non-compliance with which would reasonably be expected to result in a Material Adverse Event.

Section 4.05. Compliance with Laws and Regulations. Borrower and Guarantor in the conduct of their business affairs have complied and shall at all times comply with the requirements of all Applicable Laws and regulations, where the noncompliance of which would reasonably be expected to result in a Material Adverse Event.

Section 4.06. Liens. The Collateral provided to Lender is not subject to any Lien or the terms of any security agreement during the term hereof, other than Permitted Liens.

Section 4.07. Taxes. Borrower has filed or caused to be filed all tax returns which are required to be filed by it pursuant to all applicable federal, state, and local laws, regulations or orders, or any other Applicable Laws. Borrower has paid, or made provision for the payment of, all Taxes which have or may have become due pursuant to said returns or otherwise or pursuant to any assessment received by Borrower other than Taxes being contested by appropriate proceedings for which no Lien has attached or the enforcement of such Lien has been stayed. The charges, accruals, and reserves in respect of income taxes on the books of Borrower are adequate. Borrower knows of no proposed material tax assessment against it and no extension of time for the assessment of Taxes of Borrower is in effect or has been required or applied for, except as disclosed in the financial statements delivered by Borrower to Lender.

Section 4.08. Authorization. Borrower and Guarantor have the right, power and are duly authorized to enter into, execute, deliver and perform all of their respective obligations under the Transaction Documents to which they are a party, and the execution, delivery and performance under the Transaction Documents do not violate any provision of any Applicable Law, rule or regulation presently in effect or will result in a breach or constitute a default under any agreement to which each is a party.

Section 4.09. Operation of Business. Each of Borrower and Guarantor possesses all material licenses, permits, authorizations, consents and approvals, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and neither Borrower nor Guarantor is in violation of any valid rights of others with respect to any of the foregoing.

Section 4.10. Enforceable. Each Transaction Document to which Borrower and Guarantor each is a party constitutes its legal, valid and binding obligations, enforceable in accordance with their respective terms.

Section 4.11. Litigation. There are no actions, suits or proceedings pending or, to Borrower or Guarantor’s knowledge, threatened against or affecting Borrower or Guarantor before any court or governmental department or instrumentality which, if determined adversely to Borrower or Guarantor, would reasonably be expected to result in a Material Adverse Event.

Section 4.12. Surety Obligations. Borrower is not obligated as surety, indemnitor, or guarantor under any surety, bond or other contract, nor has Borrower issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any other Person.

ARTICLE V

Affirmative Covenants

So long as any amount hereunder remains unpaid or Borrower shall have any unfulfilled or undischarged obligations or duties under the Transaction Documents or any related agreements, Borrower will comply with the following requirements:

Section 5.01. Financial Statements and Other Information. Borrower will deliver to Lender or cause to be delivered to Lender, as applicable:

(a)	Unaudited quarterly financial statements for Guarantor within forty-five (45) days of the end of Guarantor’s first three fiscal quarters;

(b)	Annual financial statements for Guarantor, which have been audited by a Certified Public Accountant in accordance with GAAP within ninety (90) days of fiscal year end (it being understood that the filing of the documents listed in the above clause (a) and this clause (b) on SEDAR or EDGAR shall satisfy the delivery for such documents);

(c)	Notice of Defaults. As promptly as practicable (but in any event not later than thirty (30) Business Days) after Borrower obtains knowledge of the occurrence of any event which constitutes an Event of Default or would constitute an Event of Default notice of such occurrence, together with a detailed statement by an officer of Borrower detailing the steps being taken by Borrower to cure such Event of Default.

(d)	Notice of Litigation. Immediately after commencement thereof, written notice of any litigation, regulatory actions or administrative proceedings before any court of competent jurisdiction or any governmental or regulatory authority affecting Borrower, Guarantor or the Equipment, which would reasonably be expected to result in a Material Adverse Event.

(e)	Notice of Default under Other Agreements. Immediately after learning of any material default, written notice specifying the nature of such material default under any agreement to which Borrower or Guarantor is a party that would reasonably be expected to result in a Material Adverse Event.

Section 5.02. Insurance.

(a)

Borrower shall obtain and maintain insurance in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar property in the same general areas in which Borrower operates or as may be required by any Applicable Laws, orders or regulations or as may reasonably be requested by Lender. All such insurance shall (i) be with companies rated “B+10” or better by A.M. Best Company and shall be in such form as is consistent with industry standards for properties and hazards applicable to the Equipment, (ii) specify Lender and Borrower as insureds and provide that it may not be canceled without at least 30 days’ prior written notice to Lender (10 days in the case of nonpayment of premium), (iii) be primary, without right of contribution from any other insurance carried by Lender and contain waiver of subrogation and “breach of warranty” provisions satisfactory to Lender, (iv)

provide that all amounts payable by reason of loss or damage to Equipment shall be payable solely to Lender unless Lender otherwise agrees, and (v) contain such other endorsements as Lender may reasonably require.

(b)	Borrower shall promptly notify Lender in writing of any material casualty involving the Equipment.

(c)	Borrower shall promptly notify Borrower’s insurers and to submit an appropriate claim and proof of claim to such insurers in the event that the Equipment, or any part or parts thereof, is lost, damaged, or impaired as a result of an insured hazard. Lender may submit such a claim and proof of claim to the insurer on Borrower’s behalf should Borrower fail to do so promptly for any reason.

(d)	Borrower shall, upon the reasonable request of Lender, to the extent not shown on a certificate of insurance, furnish to Lender reports on each existing policy of insurance showing such information as Lender may reasonably request including the following: (i) the name of the insurer; (ii) the risks insured; (iii) the amount of the policy; (iv) the property insured; (v) the then current value on the basis of which insurance has been obtained and the manner of determining that value; and (vi) the expiration date of the policy.

(e)	During the Security Deposit Loan, so long as an Event of Default shall not have occurred and be continuing, all proceeds arising in connection with any casualty involving the Equipment shall be delivered to the Lender to be distributed to Seller to repair or replace the Equipment.

(f)	During the Term Loan, so long as an Event of Default shall not have occurred and be continuing, all proceeds arising in connection with any casualty involving the Equipment shall be delivered to Lender to be distributed as follows: if the Equipment is not a total loss or total constructive loss, Lender shall distribute the proceeds to repair the Equipment once Lender receives verification from acceptable engineers and architects that the Equipment can be repaired and a quoted estimate of repair which indicates that there are sufficient proceeds to effect such repair; or

(g)	During the occurrence of an Event of Default, whether under the Security Deposit Loan or Term Loan, all insurance proceeds may be applied, at Lender’s option and discretion, after payment of all reasonable costs, expenses and attorney’s fees necessarily paid or incurred by Lender in this connection, for the purpose of: (A) repairing or replacing any lost, damaged or impaired portions or parts of the Equipment or the Related Equipment; or (B) reducing the then outstanding balance of Borrower’s Obligations, with such payments to be applied in the manner provided in this Agreement. Lender’s receipt of such insurance proceeds and the application of such payments as provided herein shall not, however, affect Lender’s security interest in the Collateral.

(h)	If at any time (whether or not an Event of Default has occurred and is continuing), any item of Equipment (i) is a total loss or a constructive total loss or (ii) is taken by condemnation, Lender may require Borrower to make a mandatory prepayment with respect to such item of Equipment of all outstanding principal amounts, all accrued and unpaid interest and all other fees and charges expressly payable hereunder and Lender may use any or all insurance proceeds towards payment of such sums so payable with respect to such item of Equipment.

(i)	Nothing under this section shall be deemed to excuse Borrower from its obligations to promptly repair, replace or restore any lost, damaged or destroyed portion or part of the affected Equipment or the Related Equipment, whether or not the same may be covered by insurance, and whether or not such proceeds of insurance are available, and whether such proceeds are sufficient in amount to complete such repair, replacement or restoration to the satisfaction of Lender. Furthermore, unless otherwise confirmed by Lender in writing, the application or release of any insurance proceeds by Lender shall not be deemed to cure or waive any Event of Default under this Agreement.

(j)	In the event of any accident or event resulting in a constructive total loss of the Equipment, the Borrower shall comply with the directions of the Lender regarding any claim for a constructive total loss of such Equipment.

(k)	Lender is not acting as an agent or insurance broker with regard to the insurances required under this Agreement and Lender makes no representations or warranties to Borrower regarding insurance.

Section 5.03. Preservation of Legal Existence. Subject to Section 6.06, Borrower shall preserve and maintain its legal existence as presently constituted in the jurisdiction of its present organization and all of its material rights, privileges, licenses, patents and franchises related to the Collateral.

Section 5.04. Purchase of Materials. No materials, components, equipment, fixtures, articles of personal property placed in or incorporated into the Equipment shall be purchased or installed under any security agreement or other agreement whereby the seller reserves or purports to reserve title or the right of removal or repossession, or any security interest therein, or the right to consider such items as personal property after their incorporation into the Equipment, unless such goods can be removed without damage to the Equipment or otherwise authorized by Lender in writing.

Section 5.05. Damage. If the Equipment is damaged by casualty of any nature, within ninety (90) days thereafter Borrower shall commence to restore or cause the Equipment to be restored to the condition in which it was before such damage.

Section 5.06. Ownership of Equipment and Materials. No Person shall be the owner of the Equipment other than the Borrower or the Seller as set forth in the Purchase Agreement.

Section 5.07. Change Orders. All requests for changes in the Purchase Agreement shall be made in accordance with the Purchase Agreement. Lender may obtain from Seller (which Seller is hereby authorized to provide to Lender), copies of any change order or modification of the Purchase Agreement. Borrower will obtain any required permits or authorizations, if any, from governmental authorities having jurisdiction before approving or requesting a new change order.

Section 5.08. Security Deposit Remedies. Following the date on which Lender makes an initial Advance under the Security Deposit Loan, should any one or more Events of Default occur and be continuing under this Agreement, Lender shall have the right to exercise any right or remedy available to it under any and all of the Transaction Documents and applicable law.

Section 5.09. Lender Approvals. The making of any Advance by Lender shall not constitute or be interpreted as an approval by Lender of the work completed or a certification that any Advance has been achieved.

Section 5.10. Lender’s Right of Entry and Inspection. Lender and its agents shall have during normal business hours the right of entry and free access to the Equipment and the right to inspect all work, labor, and materials furnished with respect to the Equipment, it being understood that Lender will give reasonable prior notice of any visit and that Borrower shall have no obligation to Lender for any loss, damage or injury to Lender or any of its officers, employees or agents arising from their negligence during any such entry or inspection. Lender shall have during normal business hours access to and the right to copy all records, contracts, and supporting documents of Borrower relating to the Project.

Section 5.11. [Intentionally Omitted].

Section 5.12. [Intentionally Omitted].

Section 5.13. [Intentionally Omitted].

Section 5.14. Maintenance of the Equipment. Borrower, at its sole expense, shall maintain the Equipment in good operating order, repair and condition consistent with prudent industry practices.

Section 5.15. Licenses for the Equipment. During the Term Loan period, Borrower shall ensure continuation of all licenses necessary to operate the Equipment.

Section 5.16. Comply with Laws. Borrower shall promptly comply with and observe all laws and all requirements and orders of any government, governmental agency or authority, including all environmental laws, non-compliance or non-observance with which may reasonably be expected to have a Material Adverse Event.

Section 5.17. Further Assurances. At Lender’s request, Borrower or Guarantor, as applicable, shall promptly execute or cause to be executed and deliver or provide to Lender any and all documents, information, instruments and agreements reasonably deemed necessary to give effect to or carry out the terms or intent of this Agreement or any of the other Transaction Documents.

Section 5.18. Environmental Notices. Borrower shall immediately notify Lender of any event or circumstance constituting an Environmental Loss which would reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

Negative Covenants

So long as this Agreement remains in effect, Lender shall have any commitment hereunder or under any of the other Transaction Documents, or Borrower shall have any unfulfilled or undischarged Obligations, including any Indebtedness evidenced by all Notes, Borrower agrees that, without the prior written consent of Lender, it shall not:

Section 6.01. Sale or Lease of Collateral. Sell, lease, assign, transfer or otherwise dispose of any of the Collateral or lease the Equipment without the prior written approval of Lender.

Section 6.02. Consolidation and Merger; Transfer of Assets. Without the prior written consent of Lender, which consent shall not be unreasonably withheld, consolidate with or merge into any Person, or permit any other Person to merge into it (unless after giving effect to any such merger, the surviving person thereof has a credit rating or credit worthiness equal to or better than that of the Borrower as of the date hereof), nor shall Borrower or Guarantor transfer all or substantially all of its assets to any Person.

Section 6.03. Encumbrances. Permit or suffer to exist or to be created any Lien upon the Equipment, or any portion of any other Collateral, other than Permitted Liens.

Section 6.04. Restrictions on Distributions. Declare or make any Distributions when an Event of Default has occurred and is continuing, or make any Distributions that result in an Event of Default.

Section 6.05. Change in Equipment Ownership. Change the ownership of the Equipment without the prior written consent of Lender.

Section 6.06. State of Incorporation. Change the state of incorporation of the Borrower without thirty (30) days prior written notice to Lender.

Section 6.07. Location. Take the Equipment or other Collateral to any location outside of the continental United States of America without the prior written consent of Lender.

Section 6.08. Insurance. The Borrower shall not, without the prior written consent of the Lender, do any act, or voluntarily suffer or permit any act to be done, whereby any insurance required by this Agreement shall or may be suspended, impaired or defeated, or suffer or permit the Equipment to carry any cargo not permitted under the policies of insurance then in effect without procuring insurance satisfactory to the Lender covering such Equipment in all respects for the carriage of such cargo.

ARTICLE VII

Events of Default, Rights and Remedies

Section 7.01. Events of Default. The following events shall each constitute an “Event of Default” under this Agreement:

(a)	Default by Borrower in the payment of any principal or interest hereunder, on any Note or any other Obligations (whether at maturity, by reasonable notice of prepayment or acceleration or otherwise) and the continuation of such default for five (5) days;

(b)	Any representation, warranty or other statement made by or on behalf of Borrower in this Agreement, or by or on behalf of Borrower or Guarantor in any other Transaction Document shall prove false or misleading in any material respect when made of deemed made;

(c)	Borrower shall fail or neglect to perform, keep or observe any covenant contained in the Transaction Documents, or a default on the part of Borrower under any other agreement to which Borrower and Lender are parties, or a default by Guarantor under the Guaranty Agreement (other than a default where the performance or observance of which is addressed specifically elsewhere in this Section 7.01) and the breach of such other covenant is not cured to Lender’s reasonable satisfaction within fifteen (15) days of Borrower’s receipt of notice of such breach;

(d)	A custodian, receiver, liquidator or trustee of Borrower or Guarantor shall be appointed by court order and such order shall remain in effect for more than sixty (60) days; or an order for relief in respect of Borrower or Guarantor shall be entered under any bankruptcy laws, as now or hereafter constituted; or any of its property shall be sequestered by court order and such order shall remain in effect for more than sixty (60) days; or a petition shall be filed against Borrower or Guarantor under any bankruptcy, reorganization, arrangement insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and shall not be dismissed within sixty (60) days after such filing;

(e)	Borrower or Guarantor shall file a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or shall consent to the filing of any petition against it under any such law;

(f)	Borrower or Guarantor shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a custodian, receiver, trustee or liquidator of all or a substantial part of its property;

(g)	Borrower or Guarantor suffers a final judgment against it in excess of $25,000,000 which, within sixty (60) days from the date such judgment is entered, shall not have been discharged or execution thereof stayed pending appeal unless (i) such judgment in the reasonable opinion of Lender is adequately covered by insurance; or; or (ii) adequate accruals with respect to such judgment have been established in accordance with GAAP and the aggregate amount of all such judgments at any time during the term hereof, not adequately covered by insurance is not at any time in excess of $25,000,000;

(h)	There shall occur (i) any Material Adverse Effect or (ii) Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs which would reasonably be expected to have a Material Adverse Effect;

(i)	Borrower or Guarantor shall challenge or contest in any action, suit or proceeding the validity or enforceability of any of the Transaction Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted for the benefit of Lender;

(j)	Borrower or Guarantor or any of such Person’s principal officers shall be convicted under any criminal forfeiture law that results in or would reasonably be expected to result in a forfeiture of any Collateral or any other property of Borrower or Guarantor that would reasonably be expected to have a Material Adverse Effect;

(k)	It becomes impossible or unlawful for Borrower or Guarantor to perform and discharge any of its duties and liabilities contained in the Transaction Documents (to which it is a party) or for Lender to exercise any of its rights and powers under the Transaction Documents;

(l)	The Transaction Documents shall for any reason cease to remain in full force and effect; or

(m)	The Security Deposit Loan does not convert into the Term Loan on or before the Final Funding Deadline in accordance with Section 3.04.

Section 7.02. Default Rate. Following an Event of Default, Lender at its option may, in addition to the late payment fee set forth in Section 2.06, prospectively increase the interest rate on all Obligations (without notice to or demand upon Borrower) for each Loan to a rate equal to the Interest Rate plus the Default Rate per annum; or, if such rate exceeds the maximum rate legally allowed, then at such maximum rate, and continuing until all amounts owning hereunder have been fully paid and satisfied or the Event of Default is otherwise cured.

Section 7.03. Remedies. Notwithstanding Section 7.02, upon an Event of Default, Lender shall have all rights reserved to Lender under the Security Documents, and shall further have the right, at its sole option, to accelerate the maturity and insist upon immediate payment in full of the unpaid principal balance and all accrued interest then outstanding under the Loan (including additional interest accrued on past due payments and any prepayment premium, as provided herein), together with Lender’s legal fees, costs, expenses and other fees and charges, as provided herein. Lender shall have the further right, again at its sole option, to accelerate the maturity and to insist upon immediate payment in full of all other Obligations owed to Lender. Lender may enforce any Security Document in any manner available under law, and exercise any other right or remedy which it has under the Transaction Documents, or which is otherwise available at law or in equity or by statute.

ARTICLE VIII

Miscellaneous

(a)	Judicial Proceedings. Any judicial proceeding brought against Borrower with respect to, involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement, the Transaction Documents, or any document hereby contemplated, may be brought in any competent jurisdiction, and at the election of Lender: (i) in any courts of the jurisdiction in which the Equipment or any Collateral is located or registered, or (ii) in any courts of the jurisdiction in which the Borrower is registered to conduct business or holds assets; or (iii) in any state or federal court of competent jurisdiction located in the State of New York, the United States of America and, by execution and delivery of this Agreement, the Note and the Transaction Documents, Borrower accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Note or any document hereby contemplated. Borrower hereby waives personal service of process and consents that service of process upon it may be made by courier, return receipt requested. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Any judicial proceeding by Borrower against Lender involving, directly or indirectly, any matter in any way arising out of, related to, or connected with this Agreement, the Note or any document hereby contemplated shall be brought only in a federal court of competent jurisdiction located in the State of New York, the United States of America.

(b)	Jury Trial Waiver BORROWER AND LENDER EACH WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE TRANSACTION DOCUMENTS OR THE COLLATERAL. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVER IS A MATERIAL INDUCEMENT TO LENDER ENTERING INTO THIS AGREEMENT AND THAT LENDER IS RELYING UPON THE FOREGOING WAIVER IN THEIR FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVER WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 8.02. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.03. General Waivers. Any failure or delay on the part of Lender to exercise any of the rights and remedies granted to Lender shall not have the effect of waiving any of Lender’s rights and remedies. Any partial exercise of any rights and/or remedies granted to Lender shall furthermore not be construed as a waiver of any other rights and remedies, it being Borrower’s intent and agreement that Lender’s rights and remedies shall not be cumulative in nature. Any waiver or forbearance on the part of Lender to pursue the rights and remedies available to Lender shall be binding upon Lender only to the extent that Lender specifically agrees to any such waiver or forbearance in writing. A waiver or forbearance on the part of Lender as to one Event of Default shall not be construed as a waiver of forbearance as to any other Event of Default. Borrower and Guarantor, surety, endorser or any other party who may at any time become liable for payment of the Note hereby waive presentment for payment, demand for payment, protest, notice of protest, notice of nonpayment, notice of dishonor, notice of acceleration and notice of intent to accelerate, and all other notices in connection therewith, filing of suit and diligence in collecting any sums due under the Note, and severally agree that their obligations and liabilities to Lender hereunder shall be on a “joint and several” basis.

Section 8.04. Consequential Damages. Notwithstanding any other provision of this agreement, Borrower hereby fully waives any claim or right now or hereafter existing against Lender for any incidental, special, or consequential damages whether based on contract, warranty, tort (including negligence and strict liability), or otherwise.

Section 8.05. Choice of Law. This Agreement and all other Transaction Documents shall be governed and construed in accordance with the laws of the State of New York and the United States of America. Provided, that matters pertaining to the perfection of liens and the enforcement of remedies with respect to Collateral shall be governed by the laws of the jurisdiction where such Collateral may be located, to the extent such local laws are mandatorily applicable to such issues.

Section 8.06. Participations; Assignments. Unless an Event of Default has occurred and is continuing, Lender may not sell, transfer, assign or grant any participation in the Loan, the Note or any Transaction Document without the prior written consent of Borrower, which consent may not be unreasonably withheld, conditioned or delayed. With Borrower’s prior consent as set forth above, Lender may provide to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loan, and Borrower hereby waives any rights to privacy it may have with respect to such matters under any Applicable Law. Any Person to whom such information is disclosed shall be obligated to keep all information disclosed to it confidential, and shall not disclose it to any Person not in its employment other than its professional consultants such as attorneys and accountants, and shall agree to return to Lender copies of any materials provided to it by Lender should it elect not to purchase a participation interest.

Section 8.07. Execution in Counterparts. This Agreement may be executed separately by Borrower and Lender in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute but one and the same instrument.

Section 8.08. Costs and Expenses. Following the occurrence of an Event of Default, Borrower agrees to pay all reasonable costs and expenses in connection with the enforcement of, or the protection of Lender’s rights with respect to, protection and preservation of the Collateral and under the Transaction Documents or any other documents to be delivered hereunder and under applicable law, including (a) recording and filing fees, appraisal fees, and Lender’s third party fees and (b) the fees and out-of-pocket expenses of counsel for Lender.

Section 8.09. Power of Attorney.

(a)	Borrower appoints and designates Lender as its attorney-in-fact and authorizes Lender to take any of the following actions, which shall be fully binding on Borrower without further notice to or consent by Borrower: (i) completing any blanks in the Transaction Documents, including any blanks with respect to dates, the names and titles of signatories, rates or amounts, with such information as Lender believes in good faith to be correct; (ii) to correct any typographical or other errors to the Transaction Documents so as to more accurately reflect the true intent and agreement of the parties; and (iii) to file or record any notice that Lender deems necessary to protect its interest under the Transaction Documents. This power shall be irrevocable while any sum or performance remains due and owing under any of the Transaction Documents; and

(b)	Borrower hereby irrevocably appoints Lender as its specific and limited agent and attorney-in-fact, such agency being coupled with an interest, to make, settle and adjust any and all claims under such Insurance Policy or policies of insurance and to endorse the name of Borrower on any check or other item of payment for the proceeds thereof; it being understood, however, that unless an Event of Default exists and is continuing under this Agreement, Lender will not settle or adjust any such claim without the prior approval of Borrower (which approval shall not be unreasonably withheld).

Section 8.10. Amendments. This Agreement may not be amended or waived except by written instrument signed by the parties hereto. In the event an amendment to any Transaction Document is, in Lender’s sole discretion, required due to any request, action, or inaction of Borrower, including but not limited to any voluntary or mandatory prepayment of the Obligations, Borrower shall reimburse Lender for all costs and expenses associated with such amendment, including the reasonable legal fees. In addition, for any amendment, Borrower shall pay an administrative fee in an amount specified by Lender.

Section 8.11. [Intentionally Omitted].

Section 8.12. Indemnity. Borrower hereby agrees to defend, indemnify and hold Lender and Lender’s employees, agents, directors, partners, shareholders, officers, members, and any assignee or secured party (collectively, an “Indemnitee”) harmless from and against: (a) all claims, demands, suits, and legal proceedings (whether civil, criminal, administrative, investigative, or otherwise), including arbitration, mediation, bankruptcy, and appeal and including any claims, demands, suits, and legal proceedings (i) related to any alleged or actual Default by Borrower of this Agreement or any other Transaction Document; (ii) arising out of the actual or alleged manufacture, purchase, financing, ownership, delivery, rejection, non- delivery, possession, use, transportation, storage, operation, maintenance, repair, return, or other disposition of the Equipment or any other part of the Project; (iii) by any Governmental

Authority or any third party under any Environmental Law, under any common law tort claim theory applicable to Hazardous Materials or any Hazardous Materials remediation otherwise required to be performed or conducted under any applicable Environmental Law; and (iv) patent, trademark or copyright infringement (collectively, “Actions”); and (b) any and all penalties, losses (including Environmental Losses), liabilities (including the liability of Borrower or Lender for either party’s negligence, tort, and strict liability), damages, costs, court costs, and any and all other expenses (including Attorneys’ Fees, judgments, and amounts paid in settlement), related to, arising out of or in any way connected with any Actions excluding, however, any matter otherwise subject to indemnification hereunder and any related damage, cost, court cost or other expenses arising due to the negligence, gross negligence or willful misconduct of any Indemnitee. Borrower shall, at Lender’s option, appear and defend any such action and pay the cost of the defense of any such action brought against Lender, either alone or in conjunction with others, upon any such liability or claim. Borrower shall satisfy, pay, and discharge any and all judgments and fines that may be recovered against Lender in any such action. The foregoing indemnities are continuing indemnities and shall survive expiration, termination, or cancellation.

Section 8.13. Right of Set Off. As collateral security for the repayment of Borrower’s Obligations under this Agreement, Borrower hereby grants Lender, as well as its successors and assigns, the right to apply, at any time and from time to time, any and all funds that Borrower may then have on deposit with or in the possession or control of Lender and its successors or assigns towards repayment of any of the Obligations subject to this Agreement.

Section 8.14. Notices.

(a)	To give Borrower any notice required under this Agreement, Lender may hand deliver the notice to Borrower, or fax the notice to Borrower, or send by courier. Lender will deliver the notice to Borrower at Borrower’s address contained in the heading to this Agreement, or at any other address which Borrower may have given Lender by written notice provided in this Section.

(b)	To give Lender any notice required under this Agreement, Borrower shall hand deliver the notice to Lender, or fax the notice to Lender, or send by courier. Borrower will deliver the notice to Lender at Lender’s address contained in the heading to this Agreement, marked for the attention of Cat Mining - Customer Service Manager, or at any other address which Lender may have given Borrower by written notice provided in this Section.

Section 8.15. Successors and Assignees. Borrower’s obligations and liabilities under this Agreement shall be binding upon Borrower’s successors, heirs, legatees, devisees, administrators, executors and assignees. The rights and remedies granted to Lender under this Agreement shall also inure to the benefit of Lender’s successors and assignees, as well as to any and all subsequent holder or holders of any of the Obligations subject to this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the Closing Date. This Agreement shall only take effect when signed on behalf of all parties.

HYCROFT RESOURCES & DEVELOPMENT, INC.		CATERPILLAR FINANCIAL SERVICES CORPORATION
(“Borrower”)		(“Lender”)

By:	/s/ Stephen M. Jones	By:	/s/ Eric Haldimann
Name:	Stephen M. Jones	Name:	Eric Haldimann
Title:	Executive Vice President and Chief Financial Officer	Title:	Global Mining Credit Agreement

THE UNDERSIGNED GUARANTOR ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THIS AGREEMENT AND AGREES TO COMPLY WITH THE TERMS AND CONDITIONS CONTAINED HEREIN TO THE EXTENT APPLICABLE TO SUCH GUARANTOR.

GUARANTOR:

ALLIED NEVADA GOLD CORP.

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Term and Security Deposit Loan Agreement]

PART C - Drawdown Notice

CERTIFICATION AND REQUEST FOR ADVANCE

[to be on the letterhead of Borrower and signed by an authorized officer of Borrower]

To: Caterpillar Financial Services Corporation

Cat Mining - Americas

2120 West End Avenue

Nashville, TN 37203

Attn.:

Re:	Term and Security Deposit Loan Agreement dated with a Security Deposit Loan Limit in the amount of [$ ] (together with all amendments thereto the “Agreement”)

This is a request for an Advance under the Agreement as indicated below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement).

1.	We represent and warrant that:

1.1	The representations and warranties in the Loan Agreement are true and correct on the date hereof after giving effect to the requested Advance (other than representations and warranties made as of a certain date, which shall be true and correct as of such date).

1.2	No Event of Default has occurred and is continuing or will result from the borrowing of the monies detailed in this advance request.

1.3	No event constituting a Material Adverse Effect has occurred and is continuing.

1.4	After giving effect to the Advance requested hereunder, neither the Borrower nor, to our knowledge, the Seller is in default under the Purchase Agreement.

1.5	There are no laborer’s, mechanics’, or materialmen’s liens or other encumbrances affecting the Equipment, and all conditions precedent to the requested Advance have been satisfied in full.

1.6	The Advance will not cause any borrower limit, restriction, or negative pledge binding on the Borrower or Guarantor or one of its affiliates to be exceeded or breached.

1.7	The serial number for the Equipment has not changed since the execution of the Agreement and is .

2.	Current principal outstanding balance under the Loan Agreement.

$ 0

2.1	Advance Limit for Advance number [ ] for [description of Equipment]:

$

2.2	Availability on Loan following this Advance

$

3.	Borrower hereby requests that Lender advance the amount of $ ((2.1) above) in accordance with the terms of the Agreement into the following account:

Payment Instructions

Beneficiary Name:

Bank Name:

Bank Address:

Account No:

Swift Code:

For and on behalf of the Borrower:

Sincerely,
Hycroft Resources and Development, Inc.

By:
Title:
Date:

PART D

[INTENTIONALLY OMITTED]

PART E

[INTENTIONALLY OMITTED]

PART F

Form of Term Loan Note

TERM NOTE

U.S. $[Amount]	[Date]

FOR VALUE RECEIVED, HYCROFT RESOURCES & DEVELOPMENT, INC, a Nevada corporation (“Borrower”), by this promissory note (this “Note”) hereby unconditionally promises to pay to the order of CATERPILLAR FINANCIAL SERVICES CORPORATION (“Lender”), at JP Morgan Chase Bank, New York, New York, United States of America, account number 910-2-469872, ABA code 021-000-021, or such other place as Lender shall advise Borrower, the principal sum of [Amount in Words] Dollars ($        ), together with interest at a fixed rate of [Rate in Words] (    %) (the “Interest Rate”) on the outstanding principal indebtedness evidenced hereby. All interest be calculated on the basis of actual days elapsed and a year of three hundred sixty (360) days.

Capitalized terms used in this Note without definition shall have the meanings ascribed thereto in that certain Term and Security Deposit Loan Agreement, dated             , 2013, between Borrower and Lender (the “Agreement”). This Note is a “Transaction Document” under the Agreement, is entitled to the benefits and is subject to the terms and conditions of the Agreement, and is entitled to the benefits of the security provided under the Security Documents.

Payment of the Loan shall be made in lawful money of the United States, as follows. Borrower shall pay principal and interest monthly, in arrears, in [Number in Words] (        ) installments with: (a) the first such installment being due on [Date]; and (b) all installments thereafter being due on the first Business Day of each calendar month. Each monthly installment shall be an amount equal to the sum of the applicable Principal Reduction Payment set forth on the Principal Reduction Schedule attached hereto and incorporated by reference herein plus all interest accrued on the unpaid balance of principal at the rate set forth above. On [Date] (the “Maturity Date”), the outstanding balance hereof shall be due in full, including all principal, interest and all other charges due hereunder. Whenever any payment to be made under this Note shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest. All installments paid hereunder shall be applied first to the payment of costs or expenses owed by Borrower to Lender under the Agreement, including Section 8.08 thereof, next to accrued interest and last to the balance of principal remaining in the order determined by Lender in its sole discretion.

In the event that any amount of the principal hereof or accrued interest on this Note is not paid in full when due (whether at stated maturity, by acceleration or otherwise), Borrower shall pay to Lender on demand, in each instance at Lender’s option and to the extent permissible under Applicable Law five percent (5%) of such amount. Without limiting the foregoing, at Lender’s option and to the extent permissible under Applicable Law, interest shall accrue on all unpaid amounts during the occurrence and continuance of an Event of Default at an interest rate per annum (the “Default Rate”) equal to five percent (5%) per annum above the highest interest rate applicable to any Advance hereunder. If any amount remains unpaid past the Maturity Date, interest shall continue to accrue on such unpaid amount at the Default Rate until paid in full.

All payments to be made by Borrower under this Note shall be made in United States Dollars in immediately available and freely transferable funds no later than 12:00 Noon Pacific Standard Time on the due date.

It shall be an Event of Default under this Note if there occurs an “Event of Default” as such term is defined in the Agreement. Upon the occurrence and during the continuation of any Event of Default under this Note, the entire outstanding principal amount hereof and interest on the Note to the date of payment shall immediately become due and payable at the option and upon the demand of Lender.

Borrower and any endorsers hereof: (a) hereby waive demand, diligence, presentment, protest, notice of dishonor, notice of protest and, to the extent permissible under Applicable Law, notices and rights of every kind, and (b) warrant to Lender that all action and approvals required for the execution and delivery hereof as a legal, valid and binding Obligation of such Persons, enforceable in accordance with the terms hereof, have been duly taken and obtained. The failure of Lender to exercise any of its rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance. The Obligations of Borrower and any endorsers hereof are absolute and unconditional under all circumstances and irrespective of any setoff, counterclaim, deduction, withholding or defense to payment (of any type or description, whether as a result of non-compliance with any of the provisions of this Note, any of the agreements referred to herein or otherwise) which Borrower or such Persons may have or have had against Lender or any other Person, including any claims related to the Project.

As set forth in the Agreement, Borrower agrees to pay on demand all costs and expenses of Lender hereunder that are incurred in connection with the enforcement of this Note including Attorneys’ Fees and other expenses related thereto.

It is the intention of Lender and Borrower to comply strictly with applicable usury laws and, accordingly, in no event and upon no contingency shall Lender ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum rate which Lender may lawfully charge under applicable statutes and laws from time to time in effect; and in the event that Lender ever receives, collects, or applies as interest any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount hereof; and if the principal amount hereof, all lawful interest thereon, and all lawful fees and charges in connection therewith, are paid in full, any remaining excess shall forthwith be paid to Borrower, or other party lawfully entitled thereto.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS AND PUBLIC POLICY OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF. Any judicial proceeding brought against Borrower with respect to this Note may be brought in any state or federal court of competent jurisdiction located in the State of New York, and, by execution and delivery of this Note, Borrower accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Note. BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING BROUGHT BY IT OR LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS NOTE.

HYCROFT RESOURCES & DEVELOPMENT, INC.

By:

Name:

Title:

Part G

Form of Delivery and Acceptance Certificate

(a/k/a Borrower and Seller Certificate)

PART G

BORROWER AND SELLER CERTIFICATE

THIS BORROWER AND SELLER CERTIFICATE is dated             , 2013 and is executed and delivered in connection with the Standard Equipment Purchase Agreement dated as of December 5, 2011 (the “Purchase Agreement”) by and between Caterpillar Global Mining, LLC (“Global Mining”), which Agreement has been assigned to, and accepted by CASHMAN EQUIPMENT CO. (“Seller”) and HYCROFT RESOURCES & DEVELOPMENT, INC. (“Owner”). By its execution and delivery of this Certificate, Seller and Owner hereby acknowledge that the equipment described on Schedule I hereto (the “Equipment”) was accepted on [INSERT DATE]. In connection therewith, each of Owner and Seller make the following agreements, representations, certifications, and warranties with respect to itself only:

1. Seller has supplied and furnished certain plans, specifications, and drawings for design and construction of the Equipment Seller certifies that the Equipment and all of its materials and components have been constructed in accordance with those plans, specifications and drawings and in accordance with the Purchase Agreement.

2. Owner hereby certifies that Owner has inspected the Equipment and has accepted the Equipment subject to all terms of the Purchase Agreement and applicable law.

3. Seller has been paid in full all amounts due and owing to Seller from Owner for the Purchase Price of the Equipment as described in Exhibit B to the Purchase Agreement), together with all surcharges as provided under Section 2 of the Purchase Agreement, and hereby releases and forever discharges Owner from any claim that Seller may have for additional compensation under the Purchase Agreement for said “Purchase Price” or surcharges as to the Equipment. Nothing herein shall be deemed a release of Owner for payment of any sums now or hereafter owed to Seller under the Purchase Agreement.

4. Seller hereby certifies that all labor charges, bills for materials, supplies, equipment, utilities, and charges for all other things furnished or caused to be furnished by Seller for and to the Equipment and the equipment materials and components to be furnished under the Purchase Agreement have been fully paid and that there are or will be, no unpaid claims or demands of Seller or Seller’s subcontractors, materialmen, mechanics, laborers, or others resulting from or arising out of any of Seller’s or others’ work done or ordered to be done pursuant to, or outside the scope of, the Purchase Agreement, that the Equipment and its equipment, materials and components are free and clear of all claims, liens and/or encumbrances whatsoever in favor of Seller or any subcontractor, supplier, vendor, laborer or other person dealing with Seller or its contractors and vendors, and Seller agrees to indemnify and hold Owner and Owner’s mortgagee, Caterpillar Financial Services Corporation, harmless in connection herewith.

5. Seller has delivered the completed Equipment to Owner and Owner has accepted the completed Equipment from Seller; such delivery and acceptance shall comprise the delivery and the acceptance under the Purchase Agreement. All conditions to final passage of title to the Equipment and the appurtenant equipment materials and components set forth in the Purchase Agreement have been satisfied. Nothing herein shall modify or otherwise limit Seller’s rights under Section 7 of the Purchase Agreement.

SELLER	OWNER

CASHMAN EQUIPMENT CO	HYCROFT RESOURCES & DEVELOPMENT, INC

By:	By:

Title:	Title:

SCHEDULE I

[Describe Unit]

GUARANTY OF PAYMENT

THIS GUARANTY dated as of March     , 2013 (this “Guaranty”) is made and entered into by ALLIED NEVADA GOLD CORP, 9790 Gateway Drive, Suite 200 Reno, NV 89521 (hereinafter, referred to as the “Guarantor”), in favor of CATERPILLAR FINANCIAL SERVICES CORPORATION, 2120 West End Avenue, Nashville, Tennessee 37203-0001 (hereinafter referred to as “Caterpillar Financial”), guaranteeing the payment of certain indebtedness (as hereinafter defined) of HYCROFT RESOURCES & DEVELOPMENT INC. (hereinafter referred to as the “Obligor”)

WITNESSETH

FOR VALUE RECEIVED, and/or as an inducement to Caterpillar Financial to now or hereafter enter into, purchase or otherwise acquire the agreements accounts and/or other obligations evidencing and/or securing Obligor’s indebtedness and in consideration of and for credit and financial accommodations now or hereafter extended to or for the account of the Obligor, which is in the best interest of Guarantor and which would not have been extended but for this Guaranty, the Guarantor agrees as follows:

SECTION 1. Guaranty of Payment of Obligor’s Indebtedness. Guarantor hereby absolutely, irrevocably and unconditionally agrees to, and by these presents does hereby guarantee the prompt and punctual payment of all present and future indebtedness of Obligor to Caterpillar Financial which Obligor now owes Caterpillar Financial or which Obligor shall at any time or from time to time hereafter owe Caterpillar Financial when the same shall become due and payable in connection with or arising out of that certain Term and Security Deposit Loan Agreement dated of even date herewith by and between Caterpillar Financial and Obligor (the “Agreement”), the Notes referred to therein (the “Notes”) and the Security Documents referred to therein (the “Security Documents” and collectively with the Agreement and the Notes, the “Contract”), whether direct or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, or by open account or otherwise, and whether representing principal, interest and/or late charges or other charges of an original balance, an accelerated balance, a balance reduced by part payment or a deficiency after sale of collateral or otherwise (with all of Obligor’s indebtedness and/or obligations as stated above, including all costs, fees and expenses provided for in Section 8.08 of the Agreement), being hereinafter individually and collectively referred to under this Guaranty as Obligor’s “indebtedness”, which indebtedness shall be conclusively presumed to have been created in reliance upon this Guaranty).

SECTION 2. Joint, Several and Solidary Liability. Guarantor further agrees that its obligations and liabilities for the prompt and punctual payment of Obligor’s indebtedness are independent of any agreement or transaction with any third parties and shall be on a “joint and several” and “solidary” basis along with Obligor to the same degree and extent as if Guarantor had been and/or will be a co-borrower, co-principal obligor and/or co-maker of Obligor’s indebtedness. In the event that there is more than one guarantor under this Guaranty, or in the event that there are other guarantors, endorsers, sureties or any other party who may at any time become liable for all or any portion of Obligor’s indebtedness (each, an “Other Obligor”), the provisions hereof shall be read with all grammatical changes thereby rendered necessary and each reference to the Guarantor shall include each and every one of those parties liable for all or any portion of Obligor’s indebtedness and each Guarantor’s obligations and liabilities hereunder shall be on a “joint and several” and “solidary” basis along with such Other Obligors.

SECTION 3. Duration; Cancellation of Guaranty. This Guaranty and Guarantor’s obligations and liabilities hereunder shall remain in full force and effect until such time as Obligor’s indebtedness shall be fully and finally paid or until such time as this Guaranty may be cancelled by Caterpillar Financial under a written cancellation instrument in favor of Guarantor or otherwise as stated herein.

SECTION 4. Default by Obligor. At any time during the occurrence and continuation of any Event of Default under the Contract, Caterpillar Financial may make demand upon Guarantor and not later than ten (10) business days following receipt of such demand, Guarantor agrees to pay the full then unpaid amount of all of Obligor’s indebtedness (whether at stated maturity, by required prepayment, declaration, acceleration or otherwise) in accordance with the terms of this Guaranty. Such payment or payments shall be made to Caterpillar Financial’s offices indicated above.

SECTION 5. Additional Covenants. Guarantor further agrees that Caterpillar Financial may, at its sole option, at any time, and from time to time, without the consent of or notice to Guarantor, or to any other party, and without incurring any responsibility to Guarantor or to any other party (other than the Obligor, to the extent required under the Contract), and without affecting, impairing or releasing the obligations of Guarantor under this Guaranty: (a) discharge or release any party (including, but not limited to, Obligor, secondary obligors of Obligor’s indebtedness or any co-guarantor under this Guaranty) who is or may be liable to Caterpillar Financial for Obligor’s indebtedness; (b) sell at public or private sale, exchange, release, impair, surrender, substitute, realize upon or otherwise deal with, in any manner and in any order and upon such terms and conditions as may be required by applicable law, the Contract and as Caterpillar Financial deems best at its uncontrolled discretion, any collateral listed in the Contract or now or hereafter otherwise directly or indirectly securing repayment of Obligor’s indebtedness (all such collateral shall hereinafter be referred to as the “Equipment”), including without limitation, the purchase of all or any part of such Equipment for Caterpillar Financial’s own account; (c) change the manner, place or terms of payment and/or available credit (including without limitation increase or decrease in the amount of such payments, available credit or any interest rate adjustments), or change or extend the time of payment of or renew as often and for such periods as Caterpillar Financial may determine, or after Obligor’s indebtedness or grant any other indulgence to Obligor and/or any secondary obligors of Obligor’s indebtedness or any co-guarantor under this Guaranty; (d) settle or compromise Obligor’s indebtedness with Obligor and/or any third party or refuse any offer of performance with respect to, or substitutions for, the indebtedness; (e) take or accept any other security or guaranty for any or all of Obligor’s indebtedness and/or (f) enter into, deliver, modify, amend or waive compliance with, any instrument, agreement or arrangement evidencing, securing or otherwise affecting, all or any part of Obligor’s indebtedness.

SECTION 6. No Release of Guarantor. Guarantor’s obligations and liabilities under this Guaranty shall not be released, impaired, reduced or otherwise affected by, and shall continue in full force and effect notwithstanding the occurrence of any event, including without limitation any one or more of the following events (a) insolvency bankruptcy, arrangement, adjustment, composition, liquidation, dissolution or lack of authority of Obligor (or any person acting on Obligor’s behalf) or any Other Obligor or any other defense based on or arising out of the lack of validity or unenforceability of the indebtedness or any agreement or instrument relating thereto or any provisions thereof and/or Obligor’s absence or cessation of liability thereunder for any reason, including, without limitation, Caterpillar Financial’s failure to preserve any right or remedy against Obligor, (b) any change in Obligor’s financial condition; (c) partial payment or payments of any amount due and/or outstanding under Obligor’s indebtedness; (d) any change in Obligor’s management ownership, identity or business or organizational structure; (e) the execution of this Guaranty prior to, concurrent with or subsequent to the execution of the Contract; (f) any payment by Obligor or any other party to Caterpillar Financial that is held to constitute a preferential transfer or a fraudulent conveyance under any applicable law, or for any reason, Caterpillar Financial is required to fund such payment or pay such amount to Obligor or to any other person; (g) any sale, lease or transfer of all or any part of Obligor’s assets and/or any assignment, transfer or delegation of Obligor’s indebtedness to any third party made in accordance with the Agreement (whereby this Guaranty shall continue to extend to all sums due from or for the account of Obligor and/or the new or substituted legal entity), (h) any failure to perfect any lien or security interest securing the indebtedness or preserve any right, priority or remedy against any Equipment; (i) any interruption change or cessation of relations between Guarantor and Obligor (j) any defect in, damage to, destruction of or loss of or interference with possession or use of any Equipment for any reason by Obligor or any other person (k) any act or omission by Caterpillar Financial which increases the scope of Guarantor’s risk, including without limitation, negligent administration of transactions with Obligor and/or

(l) any other occurrence or circumstance whatsoever, whether similar or dissimilar to the foregoing which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or which might otherwise limit recourse against Guarantor. Notwithstanding any provision of this Guaranty to the contrary, Caterpillar Financial expressly acknowledges and agrees that Guarantor shall have the same defenses hereunder as are available to the Obligor under the Contract

SECTION 7. Waivers by Guarantor. Guarantor waives, for the benefit of Caterpillar Financial (which waivers shall survive until this Guaranty is released or terminated in writing by Caterpillar Financial) (a) notice of the acceptance of this Guaranty, (b) notice of the existence, creation or incurrence of new and/or additional debt owing from Obligor to Caterpillar Financial; (c) presentment protest and demand, and notice of protest, demand, nonpayment, nonperformance and dishonor of any and all agreements, notes or other obligations signed, accepted, endorsed or assigned to or by Caterpillar Financial or agreed to between Obligor and Caterpillar Financial, (d) notice of adverse change in Obligor’s financial condition or any other fact which might materially increase the risk of Guarantor; (e) any and all rights in and notices or demands relating to any Equipment, including, without limitation, all rights, notices, advertisements or demands relating, whether directly or indirectly, to the foreclosure, sale or other disposition of any or all such Equipment or the manner of such sale or other disposition (f) any claim, right or remedy which Guarantor may now have or hereafter acquire against the Obligor that arises hereunder and/or from the performance by any Other Obligor including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Caterpillar Financial against the Obligor or any security which Caterpillar Financial now has or hereafter acquires with respect to the Obligor, whether or not such claim, right or remedy arises in equity, under contract (express or implied), by statute, under common law or otherwise, (g) notice of any default by Obligor or any other person obligated in any manner for all or any portion of Obligor’s indebtedness and notice of any legal proceedings against such parties; (h) any right of contribution from any Other Obligors (i) notice and hearing as to any prejudgment remedies (j) any defense which is premised on an alleged lack of consideration of the obligation undertaken by Guarantor, including without limitation, any defense to the enforcement of this Guaranty based upon the timing of execution of this Guaranty and/or that the Guaranty had been executed after the execution date of any agreements evidencing the indebtedness, (k) all exemptions and homestead laws; (l) any other demands and notices required by law (m) all setoffs and counterclaims against Caterpillar Financial and/or Obligor; (n) any defense based on the claim that Guarantor’s liabilities and obligations exceed or are more burdensome than those of Obligor, and (o) subject to the ultimate sentence of Section 5 hereof, any defense which the Obligor may assert or be able to assert on the underlying indebtedness or which may be asserted by Guarantor, including, but not limited, to (i) breach of warranty, (ii) fraud, (iii) statute of frauds, (iv) infancy, (v) statute of limitations, (vi) lender liability, (vii) accord and satisfaction, (viii) payment and/or (ix) usury.

SECTION 8. Enforcement of Guarantor’s Obligations and Liabilities. Guarantor agrees that, should Caterpillar Financial deem it necessary to file an appropriate collection action to enforce Guarantor’s obligations and liabilities under this Guaranty, Caterpillar Financial may commence such a civil action against Guarantor without the necessity of first (i) attempting to collect Obligor’s indebtedness from Obligor or from any Other Obligor, whether through filing of suit or otherwise, (ii) attempting to exercise any rights Caterpillar Financial may have against any Equipment, whether through release, the filing of an appropriate foreclosure action or otherwise, (iii) including Obligor or any Other Obligor as an additional party defendant in such a collection action against Guarantor, or (iv) pursuing any other remedy in Caterpillar Financial’s power or to mitigate damages. If there is more than one guarantor under this Guaranty, each Guarantor additionally agrees that Caterpillar Financial may file an appropriate collection and/or enforcement action against any one or more of them, without impairing the rights of Caterpillar Financial against any other guarantor under this Guaranty.

SECTION 9. Construction. This writing is intended as a final expression of this Guaranty agreement and is a complete and exclusive statement of the terms of that agreement, provided however, that the provisions of this Guaranty shall be in addition to and cumulative of, and not in substitution, novation or discharge of, any and all prior or contemporaneous written guaranties or other written agreements by Guarantor (or any one or more of them), in favor of Caterpillar Financial or assigned to Caterpillar Financial by others, all of which shall be construed as complementing each other. Nothing herein contained shall prevent Caterpillar Financial from enforcing any and all such other guaranties or agreements in accordance with their respective terms.

SECTION 10. Successors and Assigns Bound Guarantor’s obligations and liabilities under this Guaranty shall be binding upon Guarantor’s successors and assigns. Caterpillar Financial may assign this Guaranty and any and all rights and interests included herein in Caterpillar Financial’s sole discretion in accordance with Section 8.06 of the Agreement, without notice to Guarantor, and the rights and remedies granted to Caterpillar Financial under this Guaranty shall also inure to the benefit of Caterpillar Financial’s successors and assigns, as well as to any and all subsequent holder or holders of any of Obligor’s indebtedness subject to this Guaranty, without setoff counterclaim, reduction, recoupment, abatement, deduction or defense based on any claim Guarantor may have against Caterpillar Financial, such successors and assigns or subsequent holders of Obligor’s indebtedness provided, however, that Guarantor shall not be limited, restricted or precluded from asserting any claim against Caterpillar Financial and or such successor, assign or holder in a separate cause of action. Guarantor shall not assign this Guaranty without the prior written consent of Caterpillar Financial.

SECTION 11. Termination. This Guaranty is irrevocable and may be terminated only as to indebtedness created sixty (60) days after actual receipt by Caterpillar Financial of written notice of termination hereof, provided however, that all indebtedness incurred created or arising pursuant to a commitment of Caterpillar Financial made prior to the effective date of such termination (the “Termination Date”) and any extensions, renewals or modifications of such indebtedness (including without limitation loan and/or other commitments) agreed to or instituted by Caterpillar Financial prior to the Termination Date shall not be affected by such termination and shall be deemed to have been incurred prior to termination (irrespective of whether indebtedness arising thereunder occurs after the Termination Date) and shall be fully covered by this Guaranty.

SECTION 12. Governing Law; Waiver of Jury. This Guaranty shall be governed and construed in accordance with the substantive laws of the State of New York without regard to the conflicts of laws principles thereof. ANY ACTION, SUIT OR PROCEEDING RELATING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR THE RELATIONSHIP BETWEEN GUARANTOR AND CATERPILLAR FINANCIAL, WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY. AS SUCH, GUARANTOR HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN ANY SUCH ACTION, SUIT OR PROCEEDING. IN THE EVENT OF LITIGATION THIS GUARANTY MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

SECTION 13. Severability. If any provision of this Guaranty is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable, this Guaranty shall be construed and enforceable as if the illegal, invalid or unenforceable provision had never comprised a part of it, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

[Signature page follows]

IN WITNESS WHEREOF. Guarantor has caused this Guaranty to be executed by its duly authorized officer as of the date and year written above

ALLIED NEVADA GOLD CORP

Signature

Name (PRINT)

Title

Date

Address

9790 Gateway Drive, Suite 200

Reno, NV 89521

Phone (775) 358-4455

(Signature Page to Guaranty of Payment)